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                         EXHIBIT 99.1


FOR IMMEDIATE RELEASE:  September 25, 1996

CONTACT: Cathy Califano, S.V.P./C.F.O., Haven Bancorp, tel.
         (718) 849-0330
         Frank Vitrano, Treasurer, Pathmark Stores, Inc., tel.
         (908) 499-4917
         Hal Levine/Marty Cohen, The Levine Group, tel.
         (212) 682-8875


HAVEN BANCORP ANNOUNCES SUPERMARKET BANKING AGREEMENT WITH
              PATHMARK STORES

Woodhaven, NY--Haven Bancorp, Inc. (Nasdaq: HAVN), the holding company for Columbia Federal Savings Bank and Pathmark Stores, Inc., today announced that Columbia and Pathmark have entered into an agreement to open approximately 44 full-service bank branches in Pathmark supermarkets throughout New York City, Long Island, Westchester and Rockland counties by early 1998. This strategic partnership is intended to establish Columbia and Pathmark as New York's leader in supermarket banking and customer convenience.

Columbia said it expects to open four of the new in-store banking offices by the end of 1996. Of the 44 in-store banking offices, 15 will be in New York City, where Columbia currently operates eight of its eleven branches. According to Philip S. Messina, President and CEO of Columbia Federal and Haven Bancorp, "Supermarket branching provides Columbia a cost-effective way to extend our franchise and to put our sales force in contact with more prospective customers than we could via traditional bank branches."

Pathmark's Ron Marshall, Executive Vice President and CFO, said,
"In-store banking is a natural extension of the Pathmark one-stop shopping concept, with added convenience for our customers. All newly constructed Pathmark stores will feature an in-store banking office. The partnership is part of our long-term strategy to provide additional customer services."

The in-store branches will be full service facilities completely staffed and offering the entire spectrum of Columbia's products and services. The average size will be 400 square feet. In general, the in-store branches will be open for business seven days a week with evening hours. The first location to open will be in the new Atlantic Center Pathmark in Brooklyn, scheduled to open in mid-November.

"Columbia Federal Savings Bank has capitalized on the changing financial services environment by expanding its range of products
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and services," Mr. Messina continued.  "Today, the Bank can address virtually all of its customers' financial needs whether it be checking or savings accounts, certificates of deposit, discount brokerage, mutual funds or annuities, a mortgage or home equity loan, or a life insurance policy. In-store banking offers the opportunity to penetrate new markets at a lower cost compared to conventional banking."

"Pathmark's mix of suburban and urban locations offers the Bank the opportunity to reach a wide range of households," Marshall added.

Headquartered in Woodhaven, New York, Haven Bancorp is the holding company for Columbia Federal Savings Bank, a community-oriented institution offering deposit products, residential and commercial real estate loans and a full range of financial services including discount brokerage, mutual funds and annuities and insurance through nine full-service branches and two supermarket branches located in Queens, Nassau and Suffolk County. As of June 30, 1996, Haven Bancorp had assets of $1.6 billion.

Pathmark is a regional supermarket company serving the New York, New Jersey and Philadelphia metropolitan area, with annual sales of approximately $4 billion in it's 143 supermarkets, including
51 of the new, expanded-service Pathmark 2000 format.

























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